UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 11, 2008

PINNACLE BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-23909	54-1832714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

622 Broad Street, Altavista, Virginia	24517
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (434) 369-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2008, the Board of Directors of Pinnacle Bankshares Corporation (the “Company”) appointed Thomas F. Hall as a new member of the Company’s Board of Directors. Mr. Hall has also been appointed to the Board of Directors of The First National Bank of Altavista, the Company’s wholly-owned subsidiary (the “Bank”). It has not yet been determined on which board committee or committees Mr. Hall will serve. Mr. Hall will receive the same compensation as other members of the Company’s Board of Directors.

Mr. Hall, age 58, is the owner of George E. Jones & Sons, Inc., a construction company located in Amherst, Virginia.

Mr. Hall has a 50% ownership interest in S. Main, L.L.C., which owns the Amherst branch facility and leases it to the Bank under a lease agreement dated August 23, 2007 (the “Lease”). The original term of the Lease is twenty years and may be renewed at the Bank’s option for two additional terms of five years each. The Bank’s current monthly rental payment under the Lease is $10,878.95, or $130,547.40 annually, which is fixed for the first four years of the Lease. The annual rental amount increases by 8% at the end of the first four years of the Lease term and at the end of each subsequent four-year interval during the original Lease term and any renewal term.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE BANKSHARES CORPORATION

Date: November 17, 2008	By:	/s/ Bryan M. Lemley
Bryan M. Lemley
Treasurer and Chief Financial Officer